UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

KOHL’S CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 28, 2004

To Our Shareholders:

The Annual Meeting of Shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”), will be held at the Midwest Airlines Center, 400 West Wisconsin Avenue, Milwaukee, Wisconsin 53203, on Wednesday, April 28, 2004, at 10:30 a.m., for the following purposes:

1. To elect four directors to serve for a three-year term;

2. To ratify the appointment of Ernst & Young LLP as independent auditors;

3. To vote on the shareholder proposals described herein, if properly presented at the meeting; and

4. To act upon any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 3, 2004 are entitled to notice of and to vote at the meeting.

You are cordially invited to attend the meeting. Your vote is important no matter how large or small your holdings may be. Please vote as soon as possible in one of these three ways, whether or not you plan to attend the meeting:

•	Visit the web site shown on your proxy card to vote over the internet;

•	Use the toll-free telephone number shown on your proxy card to vote over the telephone; or

•	Complete, sign, date and return your proxy card in the reply envelope provided.

If you submit your proxy and then decide to attend the meeting to vote in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors

Richard D. Schepp

Secretary

Menomonee Falls, Wisconsin

March 30, 2004

KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 28, 2004

The Board of Directors of Kohl’s Corporation (the “Company”) solicits the enclosed proxy for the Annual Meeting of Shareholders to be held on April 28, 2004, or any adjournment(s) thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Only holders of record of the 340,232,641 shares of Common Stock outstanding at the close of business on March 3, 2004 will be entitled to notice of and to vote at the meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on March 3, 2004 is required for a quorum with respect to the matters on which action is to be taken at the meeting. Each such shareholder is entitled to one (1) vote for each share of Common Stock registered in their name and may vote such shares either in person or by proxy.

The shares represented by each valid proxy received in time will be voted at the annual meeting in accordance with the directions and specifications contained therein. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a proxy dated at a later time or a written revocation dated after the date of the proxy. A proxy will be revoked if the shareholder who executed it is present at the meeting and elects to vote in person.

References in this proxy statement or the accompanying proxy to a “fiscal year” are to the calendar year in which the fiscal year begins. For example, the fiscal year ended January 31, 2004 is referred to as “fiscal 2003”.

This proxy statement, the accompanying proxy and the Company’s Annual Report for fiscal 2003 are being furnished to shareholders beginning on or about March 30, 2004.

ITEM ONE

ELECTION OF DIRECTORS

Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of four nominees to serve as Class III directors for a three-year term expiring in 2007, and until their successors are elected and qualified. The four Class III nominees are Wayne Embry, John F. Herma, R. Lawrence Montgomery and Frank V. Sica.

The Company’s Articles of Incorporation provide that the Company’s Board of Directors shall consist of not less than five nor more than fifteen persons. The Board of Directors currently consists of thirteen members. Directors are divided into three classes (Class I, Class II and Class III), and each class is elected for a term of three years. There are four Class III directors, whose terms expire at this Annual Meeting. There are four Class I directors, whose terms expire at the 2005 Annual Meeting, and there are five Class II directors, whose terms expire at the 2006 Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE “FOR” THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

Following is information regarding the nominees and continuing directors, as furnished by them. Unless otherwise indicated, the nominees and directors have had the indicated principal occupation for at least the past five years.

	Age	Director Since
Nominees for Election of Class III Directors
(Terms to expire in 2007)

Wayne Embry	67	2000

Consultant to the Cleveland Cavaliers. Served in several executive positions with the Cleveland Cavaliers, including over 13 years as General Manager and Team Division President and Chief Operating Officer. Mr. Embry is also a director of PolyOne Corporation, a polymer services company.

John F. Herma	56	1988
Formerly Chief Operating Officer and Secretary of the Company. Mr. Herma retired from the Company effective June 1999, after 21 years of service.

R. Lawrence Montgomery	55	1994

Chief Executive Officer of the Company since February 1999, and Chairman since February 2003. Mr. Montgomery served as Vice Chairman from March 1996 to November 2000 and as Executive Vice President of Stores from February 1993 to February 1996. He joined the Company in 1988.

Frank V. Sica	53	1988

Senior Advisor, Soros Fund Management, LLC from January 1, 2004 to present and Managing Partner of Soros Private Equity Partners from 1998 to 2003. Mr. Sica is also a director of CSG Systems International, Inc., a computer software company, Emmis Communications Corporation, a diversified media company and Jet Blue Airways Corporation, a commercial airline.

Class I Directors
(Terms to expire in 2005)

James D. Ericson	68	1997

Former Chairman and Chief Executive Officer of The Northwestern Mutual Life Insurance Company. Mr. Ericson is a Trustee of The Northwestern Mutual Life Insurance Company and a director of The Marcus Corporation, a lodging and theater business.

William S. Kellogg	60	1988

Former Chairman and Chief Executive Officer of the Company. Mr. Kellogg retired from the Company at the end of fiscal 2000, after 34 years of service. Mr. Kellogg is also a director of CarMax, Inc., an automotive retailer.

Arlene Meier	51	2000
Chief Operating Officer of the Company since November 2000. Ms. Meier served as Executive Vice President—Chief Financial Officer from October 1994 to November 2000. She joined the Company in 1989.

R. Elton White	61	1994
Formerly President of NCR Corporation, a technology and services provider. Mr. White is also a director of Keithley Instruments, Inc., a provider of analytical testing equipment.

	Age	Director Since
Class II Directors
(Terms to expire in 2006)

Jay H. Baker	69	1988

Formerly President of the Company. Mr. Baker retired from the Company effective February 2000, after 13 years of service. Mr. Baker is also a director of Briggs & Stratton Corporation, a manufacturer of engines and power equipment.

Steven A. Burd	54	2001

Chairman, President and Chief Executive Officer of Safeway, Inc., an operator of grocery store chains. Mr. Burd has served as Safeway’s Chairman of the Board of Directors since 1998, Chief Executive Officer since 1993 and President since 1992.

Kevin Mansell	51	1999
President of the Company since February 1999. Mr. Mansell served as Executive Vice President—General Merchandise Manager from 1987 to 1998. He joined the Company in 1982.

Peter M. Sommerhauser	61	1988
Shareholder of the law firm of Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

Judith A. Sprieser	50	2003

Chief Executive Officer since 2000 of Transora, Inc., a global eMarketplace for consumer packaged goods. Ms. Sprieser was with Sara Lee Corporation, a provider of packaged food and consumer products from 1987 to 2000, serving as Executive Vice President and Chief Executive Officer of its food group from 1999 to 2000 and Executive Vice President and Chief Financial Officer from 1998 to 1999. She also is a director of USG Corporation, a building materials manufacturer, Allstate Insurance Company, a provider of personal financial services and insurance, and Reckitt Benckiser PLC, a manufacturer of household products.

The Board of Directors has no reason to believe that a nominee is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may reduce the number of directors or may designate a substitute nominee, in which event the shares represented by the proxies returned to the Company will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy.

Director Independence

The Company’s Board of Directors has determined that each of the current Directors except Messrs. Montgomery, Mansell, Sommerhauser and Ms. Meier are “independent” under the Company’s independence standards. These standards require a finding that the individual Director satisfies all of the “independence” standards of the New York Stock Exchange (“NYSE”), as such standards may be amended from time to time, and also that the Director has no material relationships with the Company (either directly or as a partner, shareholder or officer of any entity) which could be inconsistent with a finding of independence. In making these determinations, the Board of Directors has broadly considered all relevant facts and circumstances, recognizing that material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships, among others. Mr. Montgomery, Mr. Mansell and Ms. Meier were not deemed “independent” because they are current executive officers of the Company. Mr. Sommerhauser was not deemed “independent” because of his affiliation with Godfrey & Kahn, S.C., which provides legal services to the Company.

Board of Directors’ Meetings, Attendance and Compensation

The Company’s Board of Directors held five formal meetings during fiscal 2003. Each incumbent director attended 75 percent or more of the full board meetings and meetings of committees on which such director served during the year. Directors are encouraged to attend annual meetings of shareholders, but the Company has no formal policy requiring such attendance. Eleven of the Company’s thirteen Directors attended the 2003 Annual Meeting of Shareholders.

Directors who are not employees of the Company or its subsidiaries receive an annual retainer fee of $15,000. Committee chairpersons receive an additional $5,000 retainer fee. Non-employee directors also receive $1,000 for each full Board and committee meeting attended in person ($500 if the director participates via teleconference). Stock options are granted to non-employee directors from time to time. These grants are typically made at the time the director joins the Board or is re-elected by the shareholders to serve a three year term. Ten-year options to purchase 3,000 shares of the Company’s common stock were granted to each of Ms. Sprieser and Messrs. Baker, Burd and Sommerhauser upon their re-election to the Board in fiscal 2003. Directors are also reimbursed for travel and other expenses related to attendance at Board and committee meetings or educational seminars approved in advance by the Governance and Nominating Committee.

Committees of the Board of Directors

The Company’s Board of Directors has three standing committees: a Compensation Committee, a Governance and Nominating Committee and an Audit Committee. All committee members have been determined by the Board to be “independent” under the above-referenced independence standards. The committees operate under written charters that are available for viewing by accessing the Company’s website at www.kohls.com, then “Investor Relations”, then “Corporate Governance”.

Compensation Committee

The duties of the Compensation Committee are to discharge the Board’s responsibilities related to compensation of the Company’s directors and officers, as well as those with respect to the general employee compensation and benefit policies and practices of the Company to ensure that they meet corporate objectives. The Compensation Committee has overall responsibility for evaluating and approving the executive officer benefit, bonus, incentive compensation, equity based or other compensation plans, policies and programs of the Company. The Compensation Committee also approves goals for incentive plans and evaluates performance against these goals. During fiscal 2003, the Compensation Committee formally met three times and otherwise accomplished its business without formal meetings. The members of the Compensation Committee are Messrs. Burd, Ericson and Sica. Mr. Ericson chairs this committee.

Governance and Nominating Committee

The duties of the Governance and Nominating Committee are to: (i) provide assistance to the Board of Directors in the selection of candidates for election and re-election to the Board and its committees, (ii) advise the Board on corporate governance matters and practices, including developing, recommending, and thereafter periodically reviewing the Corporate Governance Guidelines and principles applicable to the Company, and (iii) coordinate an annual evaluation of the performance of the Board and each of its standing committees. During fiscal 2003, the Governance and Nominating Committee formally met two times and otherwise accomplished its business without formal meetings. The members of the Nominating Committee during fiscal 2003 were Ms. Sprieser and Messrs. Burd, Embry, Ericson, Herma, Sica and White. Mr. Herma chairs this committee.

The Governance and Nominating Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee utilizes a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the Committee through current Directors, professional search firms, shareholders or other persons. Once the Committee has identified a prospective nominee, the Committee evaluates the prospective nominee against the standards and qualifications set out in the Committee’s charter, including the individual’s potential contributions in providing advice and guidance to the Board and management. The Committee seeks to identify nominees who possess a wide range of experience, skills, areas of expertise, knowledge and business judgment. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and should have the highest personal and professional ethics and values. The Committee does not evaluate shareholder nominees differently than any other nominee.

Pursuant to procedures set forth in the Company’s Bylaws, the Company’s Governance and Nominating Committee will consider shareholder nominations for directors if the Company receives timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. To be timely for the 2005 annual meeting of shareholders, the notice must be received within the time frame discussed below on page 19 under the heading “Shareholder Proposals”. To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee and information about the nominating shareholder and each nominee. These requirements are detailed in the Company’s Bylaws, which were attached as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2000. A copy of these Bylaws will be provided upon written request to the Company’s Secretary.

Audit Committee

It is the responsibility of the Audit Committee to assist the Board of Directors in its oversight of the Company’s financial accounting and reporting practices. The specific duties of the Audit Committee include monitoring the integrity of the Company’s financial process and systems of internal controls regarding finance, accounting and legal compliance; selecting the Company’s independent auditors; monitoring the independence and performance of the Company’s independent auditors and internal auditing functions; and providing an avenue of communication among the independent auditors, management, the internal auditing functions and the Board of Directors. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Audit Committee met eight times during fiscal 2003, and otherwise accomplished its business without formal meetings. The members of the Audit Committee are Ms. Sprieser and Messrs. Embry, Herma and White. Mr. White chairs this committee. The Board has determined that Mr. White qualifies as an “audit committee financial expert”, and that each Audit Committee member is “financially literate” as defined by the Commission’s regulations and the NYSE’s listing standards. A copy of the Audit Committee’s current charter is attached to this Proxy Statement as Annex A.

Meetings of Non-Management Directors

The non-management members of the Board of Directors regularly meet without any members of management present in regularly scheduled executive sessions. The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has appointed Mr. Kellogg as the Lead Director, who presides over these meetings.

Corporate Governance Guidelines and Code of Ethics

The Board has adopted Corporate Governance Guidelines for the Company in order to assure that the Board has the necessary practices in place to govern the Company in the best interests of the shareholders. To view these Guidelines, access www.kohls.com, then “Investor Relations”, then “Corporate Governance”, then “Corporate Governance Guidelines”.

The Company has adopted a code of ethical standards that describes the ethical and legal responsibilities of all of the Company’s employees and, to the extent applicable, members of the Company’s Board of Directors. This code includes (but is not limited to) the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. The Board of Directors, through its Governance and Nominating Committee, has reviewed and approved this code. The Company provides educational seminars with respect to the code, and Company employees agree in writing to comply with the code at commencement of employment and periodically thereafter. Company employees are encouraged to report suspected violations of the code through various means, including through the use of an anonymous toll-free hotline. This code, known as “Kohl’s Ethical Standards and Responsibilities” can be viewed on the Company’s website by accessing www.kohls.com, then “Investor Relations”, then “Corporate Governance”, then “Code of Ethics”.

Contacting the Board

Shareholders or other interested parties may contact the Lead Director or any other member of the Board of Directors by following the instructions that are posted on the Company’s website. To view these instructions, access www.kohls.com, then “Investor Relations”, then “Corporate Governance”, then “Contacts for Questions or Concerns”.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Company.

Other Transactions

Mr. Sommerhauser is a shareholder of the law firm of Godfrey & Kahn, S.C., which performs legal services for the Company.

BENEFICIAL OWNERSHIP OF SHARES

The following information is furnished as of January 31, 2004 (unless otherwise noted) to indicate beneficial ownership of shares of the Company’s Common Stock by each director, each executive officer listed in the Summary Compensation Table, each person who is known to the Company to own beneficially more than 5% of the Company’s Common Stock, and all executive officers and directors of the Company as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Indicated options are all exercisable within 60 days of January 31, 2004.

Name of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Jay H. Baker	6,003,897	(1)	1.8%
Steven A. Burd	16,945	(2)	*
Wayne Embry	4,998	(3)	*
James D. Ericson	23,000	(4)	*
John F. Herma	10,003,444	(5)	2.9%
William S. Kellogg	17,957,590	(6)	5.3%
Frank V. Sica	40,626	(7)	*
Judith A. Sprieser	0		*
Peter M. Sommerhauser	31,092,527	(8)	9.1%
R. Elton White	26,000	(9)	*
Kevin Mansell	1,578,541	(10)	*
Arlene Meier	1,590,917	(11)	*
R. Lawrence Montgomery	2,661,754	(12)	*
Richard B. Leto	562,546	(13)	*
Donald A. Brennan	45,250	(14)	*
All Directors and Executive Officers as a group (21 Persons)	40,788,891	(15)	11.8%
Capital Research and Management Co. 333 South Hope Street Los Angeles, CA 90071	34,976,400	(16)	10.3%
Montag & Caldwell, Inc. 3455 Peachtree Road, NE Suite 1200 Atlanta, GA 30326-3248	21,606,854	(17)	6.4%

*	Less than 1%.
(1)	Includes 1,451,800 shares held in trust for the benefit of Mr. Baker’s family but as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power, 23,045 shares held by a charitable foundation for which Mr. Baker serves as a director and president, 4,526,052 shares held in trusts for the benefit of Mr. Baker and his spouse for which Mr. Sommerhauser is sole trustee, and 3,000 shares represented by options.
(2)	Includes 2,000 shares represented by stock options.
(3)	Includes 4,998 shares represented by stock options.
(4)	Includes 17,000 shares represented by stock options.
(5)	Includes 8,603,406 shares held in trust for the benefit of Mr. Herma’s family but as to which Mr. Sommerhauser has sole voting and investment power, 139,500 shares held by a charitable foundation for which Mr. Herma serves as a director and president and 1,998 shares represented by stock options.
(6)	Includes 14,945,590 shares held in trust for the benefit of Mr. Kellogg’s family but as to which Mr. Sommerhauser has sole voting and investment power, 225,020 shares held by a charitable foundation for which Mr. Kellogg serves as a director and president, 1,451,800 shares held in trust for the benefit of Mr. Baker’s family and as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power, but no pecuniary interest, and 1,000 shares represented by options.

(7)	Includes 17,998 shares represented by stock options and 22,628 shares held by Mr. Sica’s spouse, individually and as trustee of a trust for the benefit of Mr. Sica’s children.
(8)	Includes 30,616,163 shares held in trust for the benefit of the families of current and former executive officers of the Company or in charitable foundations established by executive officers of the Company for which Mr. Sommerhauser has sole or shared voting and investment power but no pecuniary interest. Includes 141,427 shares held in trusts for the benefit of Mr. Sommerhauser’s family as to which Mr. Sommerhauser has no voting or investment power. Includes 10,150 shares held by a charitable foundation for which Mr. Sommerhauser acts as president and a director, and 19,000 shares represented by stock options.
(9)	Includes 17,000 shares represented by stock options.
(10)	Includes 276,000 shares held in trust for the benefit of Mr. Mansell’s family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 37,966 shares held in trusts for the benefit of Mr. Mansell and his spouse, for which Mr. Mansell or his spouse is a trustee, and 1,027,911 shares represented by stock options.
(11)	Includes 1,576,917 shares represented by stock options.
(12)	Includes 251,896 shares held in trust for the benefit of Mr. Montgomery’s family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 38,288 shares held in trusts for the benefit of Mr. Montgomery and his spouse, for which Mr. Montgomery or his spouse is a trustee, 10,600 shares held by a charitable foundation for which Mr. Montgomery acts as president and a director and 1,979,375 shares represented by stock options.
(13)	Includes 562,546 shares represented by stock options.
(14)	Includes 45,250 shares represented by stock options.
(15)	Includes 6,524,812 shares represented by stock options.
(16)	Based upon information as of December 31, 2003 set forth in shareholder’s Schedule13G filed with the Securities and Exchange Commission on January 9, 2004.
(17)	Based upon information as of December 31, 2003 set forth in shareholder’s Schedule13G filed with the Securities and Exchange Commission on January 30, 2004.

EXECUTIVE COMPENSATION

The table below summarizes information concerning compensation for the last three fiscal years of those persons who were at January 31, 2004: (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation			Long Term Compensation	All Other Compensation(1)
		Salary	Bonus	Other Annual Compensation	Shares Underlying Stock Options(#)
R. Lawrence Montgomery	2003	$1,014,583	$0	$0	123,500	$9,799
Chief Executive Officer	2002	$967,919	$273,140	$0	0	$9,457
	2001	$919,167	$306,900	$9,470	130,000	$8,355

Kevin Mansell	2003	$873,283	$0	$0	92,600	$9,658
President	2002	$770,165	$217,336	$0	0	$8,979
	2001	$726,667	$244,200	$7,949	97,500	$8,144

Arlene Meier	2003	$716,283	$0	$0	92,600	$9,228
Chief Operating Officer	2002	$630,583	$178,276	$0	0	$8,615
	2001	$600,000	$198,000	$0	97,500	$7,825

Richard B. Leto	2003	$585,333	$0	$0	52,250	$8,212
Executive Vice President/	2002	$557,501	$157,360	$0	0	$7,828
General Merchandise Manager	2001	$529,167	$176,550	$0	55,000	$7,322
& Product Development

Donald A. Brennan	2003	$434,167	$0	$0	31,000	$7,894
Executive Vice President,	2002	$416,667	$117,600	$0	0	$4,666
Planning & Allocation(2)	2001	$333,333	$132,000	$0	103,000	$53,200

(1)	Includes contributions by the Company for fiscal 2003 under the Company’s defined contribution plans in the following amounts: Mr. Montgomery ($6,658), Mr. Mansell ($6,762), Ms. Meier ($6,699) Mr. Leto ($6,639), and Mr. Brennan ($6,624). Also includes the following amounts paid by the Company during fiscal 2002 for term life, long term disability and accidental death and dismemberment insurance under the Company’s life insurance plan: Mr. Montgomery ($3,141), Mr. Mansell ($2,896), Ms. Meier ($2,529), Mr. Leto ($1,573), and Mr. Brennan ($1,270).
(2)	Mr. Brennan joined the Company on April 1, 2001.

Option Grants In Last Fiscal Year

The Company has adopted a 1992 Long-Term Compensation Plan (the “1992 Plan”), a 1994 Long-Term Compensation Plan (the “1994 Plan”), a 2003 Long-Term Compensation Plan (the “2003 Plan”) and a 1997 Stock Option Plan for Outside Directors (the “1997 Plan”). Awards under the 1992 Plan, 1994 Plan and 2003 Plan may be in the form of stock options; stock appreciation rights; Common Stock, including restricted stock; Common Stock units; performance units; and performance shares. Awards under the 1997 Plan may be in the form of stock options only. All awards to outside directors during fiscal 2003 were granted under the 1997 Plan.

The table below provides information regarding option grants during fiscal 2003 to the persons named in the Summary Compensation Table.

Name	Number of Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(s)(2)
					5%	10%
R. Lawrence Montgomery	123,500	4.2%	$50.39	02/13/18	6,714,348	19,772,540
Kevin Mansell	92,600	3.2%	$50.39	02/13/18	5,034,402	14,825,402
Arlene Meier	92,600	3.2%	$50.39	02/13/18	5,034,402	14,825,402
Richard B. Leto	52,250	1.8%	$50.39	02/13/18	2,840,686	8,365,305
Donald A. Brennan	31,000	1.1%	$50.39	02/13/18	1,685,383	4,963,148

(1)	Option awards were granted in fiscal 2003 based on fiscal 2002 performance. All options were granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. The options vest in four equal annual installments commencing one year from date of grant, with full vesting on the fourth anniversary of the date of grant.
(2)	These amounts do not represent the present value of the options. Amounts shown represent what would be received upon exercise (fifteen years after the date of grant) assuming certain rates of stock price appreciation during the entire period. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock and overall stock market conditions. In addition, actual gains are dependent upon whether, and the extent to which, the options actually vest.

Executive Stock Sale Guidelines

The Company has established executive stock sale guidelines that restrict the percentage of an executive’s vested stock options or shares of Common Stock that may be sold by the executive in any fiscal year. From time to time, the Company’s executive officers will engage in sales of Common Stock in accordance with these guidelines. These sales may be accomplished pursuant to SEC Rule 144 during the Company’s scheduled insider trading window periods or pursuant to pre-arranged trading plans adopted in accordance with Rule 10b5-1 of the Exchange Act. Compliance with the Company’s Executive Stock Sale Guidelines is monitored by the Compensation Committee of the Board of Directors, and exceptions are granted by such Committee only in extraordinary circumstances.

In fiscal 2002, the Compensation Committee addressed certain unexercised and in-the-money stock options held by Mr. Montgomery and Ms. Meier that would be fully vested but scheduled to expire in fiscal 2003, 2004 and 2005 (“Expiring Options”). Recognizing that the cash required to pay the exercise price and the taxes on the stock appreciation of Expiring Options would be significant if the Expiring Options were exercised and the stock held, the Committee granted Mr. Montgomery and Ms. Meier limited exceptions to the stock sale guidelines. Pursuant to these exceptions, during fiscal 2003, 2004 and 2005, Mr. Montgomery and Ms. Meier were each permitted to do the following:

(i)	sell the number of option shares permitted under the current Executive Stock Sale Guidelines; and

(ii)	exercise all remaining Expiring Options and sell the number of option shares necessary to pay the personal income taxes and exercise price for these options.

Aggregate Option Exercises In Last Fiscal Year and Fiscal Year End Option Values

The table below provides information regarding exercises of stock options during fiscal 2003 and the value of stock options held at January 31, 2004 by the persons named in the Summary Compensation Table.

Name	Shares Acquired On Exercise		Value Realized(1)		Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the- Money Options At Fiscal Year End
					Exercisable	Unexercisable	Exercisable	Unexercisable
R. Lawrence Montgomery	573,034	(2)	$29,209,289	(2)	1,811,300	632,200	$42,566,828	$10,788,568
Kevin Mansell	109,710		$5,110,364		984,761	225,725	$20,818,258	$655,500
Arlene Meier	0		$0		1,553,767	229,029	$46,234,036	$0
Richard B. Leto	95,496		$4,524,995		549,484	393,500	$12,073,565	$10,908,750
Donald A. Brennan	0		$0		37,500	96,500	$0	$0

(1)	The options exercised were originally granted between 1993 and 1996 at the then-current market price. The “Value Realized” reflects the appreciation on the date of exercise (based on the excess of the market value of the shares on the date of exercise over the grant price). Because the executive officers may keep the shares they acquired upon the exercise of the option (or sell them at market value), these amounts do not necessarily reflect cash realized upon the sale of those shares. See note 2 as it relates to options exercised by Mr. Montgomery.
(2)	These stock options were granted in 1993 and scheduled to expire in 2003. The disposition of these option shares was as follows:
(i)	194,344 of the option shares were exercised and sold within the Company’s Executive Stock Sale Guidelines. The value realized was $9,437,485.
(ii)	184,477 of the option shares with a value realized of $9,851,625 were exercised and held by Mr. Montgomery; and
(iii)	Proceeds from the sale of the remaining 194,213 option shares with a value realized of $9,920,179 were used to pay the personal income taxes and exercise price of these shares and the shares that were held.

Equity Compensation Plan Information

The following table provides information as of January 31, 2004 regarding shares outstanding and available for issuance under the Company’s existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	17,915,909	$35.85	20,882,190

Equity compensation plans not approved by security holders(1)	0	0	0

Total	17,915,909	$35.85	20,882,190

(1)	All of the Company’s existing equity compensation plans have been approved by shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports with the SEC disclosing their ownership, and changes in their ownership, of the Company’s stock. Copies of these reports must also be furnished to the Company. Based solely upon its review of these copies, the Company believes that during fiscal 2003, all of such forms were filed on a timely basis by reporting persons.

Employment Agreements

The Company has employment agreements with Mr. Montgomery, Mr. Mansell and Ms. Meier (as amended, the “Employment Agreements”). Each of the Employment Agreements provides for an annual base salary that is subject to an annual increase by the Company’s Board of Directors. Mr. Montgomery, Mr. Mansell and Ms. Meier are also entitled to participate in such bonus plans as the Company may establish from time to time. Each of the Employment Agreements has a three-year term, and the term is extended on a daily basis until either party to such contract gives notice that the term shall no longer be so extended. The Employment Agreements provide post-retirement health insurance benefits and a supplemental executive medical plan covering the executive and the executive’s eligible dependants with coverage similar to that received by the executive at the time of the executive’s retirement. In the event of executive’s death, the health insurance benefits shall continue to be provided to executive’s eligible dependants, provided that such health insurance benefits are reasonably available to the Company. The executive, or the executive’s eligible dependants, as the case may be, must reimburse the Company for all premiums paid for the executive’s retiree health insurance benefits.

Under each of the Employment Agreements, the employment of the executive in question may be terminated upon death, as a result of disability, by the Company for “Cause” (as defined in the Employment Agreements), by the executive for “Good Reason” (as defined in the Employment Agreements but which does not include a change-of-control of the Company), or by the executive upon voluntary termination of employment. If the employment of any of the executives is terminated upon the executive’s death, such executive’s estate will receive the executive’s then annual base salary for a period of six months. If the employment of any of the executives is terminated as a result of disability, such executive will continue to receive his or her then base salary (less benefits paid under such disability insurance as the Company may provide from time to time) for a period of six months. Except for the health insurance benefits noted above, the Employment Agreements do not provide for any post-termination payment other than amounts earned through the date of termination if an executive’s employment is terminated by the Company for Cause or as a result of the voluntary resignation of the executive. If the employment of an executive is terminated by the executive for Good Reason or by the Company in violation of the Employment Agreement, the executive will be entitled to a lump-sum payment within ten days of the date of termination or resignation equal generally to the sum of the following: (i) all accrued or deferred amounts not previously paid to the executive; (ii) a pro rata portion of the anticipated bonus and option awards for the current year (determined on the basis of awards made over the prior three years) and (iii) the salary, bonus and incentive compensation payable to the executive for the then remaining term of the Employment Agreement (determined on the basis of the executive’s then current salary and average bonus and option awards for the prior three years). If any amount payable under the Employment Agreements upon the termination of an executive’s employment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties would be incurred by the executive with respect to such excise tax, then such executive would be entitled to receive an additional amount so that after payment by the executive of all such excise taxes, interest and penalties, such executive would retain an amount equal to such excise taxes, interest and penalties. Under the Employment Agreements, each executive agrees not to compete with the Company for a period of two years following the termination of the executive’s employment.

Prior to their retirement from the Company, Messrs. Baker, Herma and Kellogg had employment agreements that provided substantially the same benefits as the Employment Agreements. Messrs. Baker, Herma and Kellogg all currently receive the post-retirement health benefits described above, and beginning in fiscal 2004, Messrs. Baker, Herma and Kellogg began reimbursing the Company for premiums paid for their respective retiree health insurance benefits.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors of Kohl’s Corporation (the “Compensation Committee”) is pleased to present its report on executive compensation. This report documents the components of the Company’s executive officer compensation programs and describes the basis on which compensation determinations for fiscal 2003 were made by the Compensation Committee with respect to the executive officers of the Company.

Compensation Philosophy

It is the philosophy of the Company that executive compensation be directly linked to corporate performance and increases in shareholder value. The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

•	Provide a competitive total compensation package that enables the Company to attract and retain key personnel.

•	Provide variable compensation opportunities, primarily on an annual basis, that are directly linked to corporate performance goals.

•	Provide long-term compensation opportunities, primarily through stock options, that align executive compensation with value received by shareholders.

Every Company executive is expected to uphold and comply with the social and ethical responsibilities set forth in the Company’s written code of ethical standards. This code describes every executive’s responsibilities to the Company’s associates, customers, investors, business partners and the communities in which the Company does business. Upholding these ethical standards contributes to the success of the individual executive, and to the Company as a whole. An executive’s performance in meeting these standards is taken into account for purposes of determining the executive’s compensation level and stock option awards.

Compensation Program Components

The particular elements of the Company’s compensation program for executive officers are explained below.

Base Salary. Under the terms of their respective employment agreements the base salaries of Ms. Meier and Messrs. Montgomery and Mansell cannot be reduced without their consent. The Compensation Committee determines, in its discretion, whether increases in salaries for these individuals is warranted. Increases in base salary, if any, are based upon (i) the Compensation Committee’s assessment of overall corporate performance, including the Company’s income and return on investment, (ii) individual performance criteria, including leadership and vision, long-term strategic planning, succession planning, communication with the Board of Directors, and the Company’s record of social responsibility and (iii) a review of salaries paid to executives of a representative group of domestic retailers and general industry, adjusted for the size of the companies, corporate growth rates, and the scope of the executives’ responsibilities. During fiscal 2003, based upon the Company’s performance in the prior year, Mr. Montgomery’s base salary increased 4.8% from $975,500 to $1,022,400; Mr. Mansell’s salary increased 15% from $776,200 to $892,700; and Ms. Meier’s salary increased 15% from $636,700 to $732,200. A significant portion of the increases granted to Mr. Mansell and Ms. Meier were attributable to competitive adjustments following the Committee’s review of salaries paid to retail executives in comparable positions.

Base salaries and salary ranges for the other executive officers of the Company are initially established based on a review of salaries paid to executives of a representative group of domestic retailers and general industry, adjusted for the size of the companies, corporate growth rates, and the scope of the executives’ responsibilities. Increases in base salary result from promotions, job scope expansion, increased responsibilities, company growth and from merit increases determined by the executive’s personal performance and the executive’s position in the applicable salary range. Merit increase guidelines are established each year based on current economic and market conditions.

Ms. Meier and Messrs. Montgomery and Mansell generally determine, in their discretion, based primarily on individual performance evaluations, the appropriate merit increases for the other executive officers, but the Compensation Committee reviews and approves their decisions. Salary increases for executive officers generally range from 3% to 9%, but in some cases may increase more than 9% to reflect increased responsibilities or to raise an executive officer’s salary to a level commensurate with the person’s position within the Company. The Compensation Committee, Messrs. Montgomery and Mansell and Ms. Meier rely on certain information described below under “Summary” and on the judgment of the Company’s Human Resources Department that salary levels of executive officers are generally competitive. Base salary merit increases granted to all executive officers during fiscal 2003 averaged 4.7%.

Annual Incentive Compensation. The Company maintains an executive bonus plan for the benefit of its Management Board members, buyers, store managers and other key executives such as sales support managers and merchandise planners. The Management Board is comprised of the Company’s executive officers, senior vice presidents, vice presidents, directors, district managers and divisional merchandise managers. Under the plan, the Compensation Committee fixes income goals for the Company for each fiscal year. Participants receive a cash bonus equal to a predetermined percentage of their base pay depending upon the income level achieved. The targeted income levels are set sufficiently high in order to link corporate performance with bonus levels, and the plan is intended to tie compensation levels to increases in shareholder value which should occur if the income levels are achieved. At the end of the last fiscal year, approximately 1,250 associates participated in the plan. For fiscal 2003, no bonuses were paid under the plan, because the Company did not achieve the threshold earnings level required for a minimum bonus payout.

Long-Term Compensation. The Company’s Long-Term Compensation Plans are intended to motivate key associates to put forth maximum efforts toward the continued growth, profitability and success of the Company by providing incentives through the ownership and performance of the Company’s Common Stock. The plans are designed to provide benefits to key associates only to the extent that shareholders enjoy increases in value. The Company views stock options as an effective way to motivate key associates and align their interests with those of shareholders. While the plans permit the grant of, among other things, stock options, stock appreciation rights and restricted stock, only stock options were granted during fiscal 2003.

Stock options are granted under the plan at the prevailing market price and the holder will only realize value if the Company’s stock price increases after the grant. Stock options granted for performance vest over a period of four years. Stock options granted to executive officers and senior vice presidents upon recruitment and to recognize increased responsibilities vest over a period of seven years. Participants must be employed by the Company at the time of vesting in order to exercise the options except that participants are required to exercise vested stock options within a specified time period in the event of termination of employment, disability or death.

The Compensation Committee determines, in its discretion, the number of options to be granted to executive officers based on individual performance contributions, the Company’s financial performance (including return on investment), the dilutive effect on the Company’s other shareholders and potential realizable value for the participants. Outstanding historical performance and anticipated future contributions by an individual are recognized in part through larger option grants. The Compensation Committee regularly requests and receives recommendations from the Chief Executive Officer, President and Chief Operating Officer regarding option grants for the other executive officers.

Tax Law Limitation on Deductibility of Compensation

The Compensation Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of non-performance based compensation paid to certain executive officers of the Company to the extent it exceeds $1 million per executive. The Compensation Committee currently intends to recommend compensation amounts and plans which meet the requirements for deductibility, and the Compensation Committee expects that Section 162(m) will not limit the deductibility of any compensation expense in fiscal 2003. Messrs. Montgomery and Mansell deferred a portion of their compensation in fiscal 2003.

Summary

The Compensation Committee has the responsibility for ensuring that the Company’s compensation program continues to be in the best interest of its shareholders. The Compensation Committee regularly reviews the Company’s compensation programs to determine that pay levels and incentive opportunities for executive officers reflect the performance of the Company and of the individual.

In order to ascertain that compensation levels of executive officers are generally reasonable and competitive, the Compensation Committee reviews compensation surveys and certain publicly available compensation information disclosed by comparable companies and other retailers in their proxy statements. The fiscal 2003 compensation paid to the named executive officers of the Company were comparable to the 2002 mean compensation levels for comparable positions in the retail compensation surveys reviewed by the Compensation Committee, when adjusted for company performance, size and growth rates, and the individuals’ respective scope of responsibilities. Finally, the Company’s compensation programs providing stock based compensation to executive officers have been submitted to shareholders for review and approval.

After a review of all existing programs, the Compensation Committee believes that the total compensation program for executive officers is consistent with the Compensation Committee’s compensation philosophy. Base salaries are set at levels that the Compensation Committee considers to be reasonable. The executive bonus plan provides variable compensation opportunities to key associates that are directly linked to annual operating results of the Company. The Company’s Long-Term Compensation Plans provide opportunities to participants that are consistent with increases in value realized by shareholders. The Compensation Committee considers the overall executive compensation package an important reason for the Company’s long-term success to date.

Compensation Committee:

James D. Ericson, Chair

Steven A. Burd

Frank V. Sica

STOCK PRICE PERFORMANCE GRAPH

The following graph shows changes from January 30, 1999 through January 31, 2004 (the last day in fiscal 2003) in the value of $100 invested in (1) the Company, (2) the Standard & Poor’s 500 Index and (3) the S&P-500 Department Stores Index, as calculated by Standard & Poor’s Investment Services. The values of each investment are based on share price appreciation plus, in the case of the indices, dividends paid in cash, with the dividends reinvested. The calculations exclude trading commissions and taxes.

DATE	KOHL’S CORPORATION	S&P 500 INDEX	S&P-500 DEPARTMENT STORES
01/30/99	$100.00	$100.00	$100.00
01/29/00	101.57	108.46	79.09
02/03/01	202.18	108.27	103.19
02/02/02	193.36	91.26	113.58
02/01/03	154.60	70.76	77.65
01/31/04	130.77	95.22	105.90

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and is directly responsible for the compensation, appointment and oversight of the Company’s independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent auditors, Ernst & Young LLP (“Ernst & Young”), are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. Under its written charter, the Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, has direct access to the independent auditors as well as anyone in the Company, and has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

The Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management and Ernst & Young. The Audit Committee has also discussed and reviewed with Ernst & Young the matters required to be discussed by Statements on Auditing Standards No. 61—“Communications with Audit Committees”, as amended. In addition, the Audit Committee obtained from Ernst & Young the written disclosures and the letter required by Independence Standard No. 1, “Independence Discussions with Audit Committees,” as amended, by the Independence Standards Board and discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee has also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining their independence, and has satisfied itself with respect to Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee:

R. Elton White, Chair

Wayne Embry

John F. Herma

Judith A. Sprieser

ITEM TWO

RATIFICATION OF AUDITORS

The Audit Committee has selected Ernst & Young LLP as independent auditors of the Company and its subsidiaries for fiscal 2004. This selection is being presented to the shareholders for their ratification. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for fiscal 2004. The Company has been advised by Ernst & Young LLP that they are independent auditors with respect to the Company within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

A representative from Ernst & Young LLP is expected to be at the annual meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

Fees Paid to Ernst & Young LLP

The Company paid the following fees to Ernst & Young LLP for fiscal 2003 and fiscal 2002:

	Fiscal 2003	Fiscal 2002
Audit Fees	$377,000	$367,000
Audit-Related Fees	30,000	29,000
Tax Fees	175,000	437,000
All Other Fees	0	161,000

TOTAL	$582,000	$994,000

Audit fees include fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q and reviews of the Company’s registration statements. Audit-related services generally include benefit plan audits. Tax services primarily include assistance provided to the Company for incentives related to new store locations ($133,000 and $343,000 in fiscal 2003 and fiscal 2002, respectively). Pursuant to an October 2000 engagement letter, Ernst & Young has assisted the Company in identifying, assessing, negotiating and filing for various governmental incentives for new Company store locations. The benefits provided by these projects have been significant and are a multiple of the associated costs. Other services in fiscal 2002 included cash management consulting and miscellaneous other items. The Company did not pay any fees to Ernst & Young LLP during the last two fiscal years for financial system design and implementation.

The Audit Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by the Company’s independent auditor. The Audit Committee pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination on whether non-audit services are consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure such services are within the parameters approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT

OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

ITEM THREE

SHAREHOLDER PROPOSAL

The following shareholder proposal was submitted by Advisor’s Inner Circle Fund, on behalf of the United Association S&P 500 Index Fund (the “Proponent”). The Proponent claims to beneficially own 20,885 shares of the Company’s stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponents. To ensure that readers can easily distinguish between material provided by the Proponent and material provided by the Company, materials provided by the Proponent are shown in italics.

Resolved, that the shareholders of Kohl’s Corporation (“Company”) hereby request that the Board of Directors’ Compensation Committee, in developing future senior executive equity compensation plans, utilize performance and time-based restricted share programs in lieu of stock options. Restricted shares issued by the Company should include the following features:

(1) Operational Performance Measures—The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

(2) Time-Based Vesting—A time-based vesting requirement of at least three years should also be a feature of the restricted shares program. That is, in addition to the operational performance criteria, no restricted shares should vest in less than three years from the date of grant.

(3) Dividend Limitation—No dividend or proxy voting rights should be granted or exercised prior to the vesting of the restricted shares.

(4) Share Retention—In order to link shareholder and management interests, a retention feature should also be included; that is, all shares granted pursuant to the restricted share program should be retained by the senior executives for the duration of their tenure with the Company.

The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or equity compensation plan.

Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value creation goals. The Company’s executive compensation should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks.

We believe that performance and time-based restricted shares are a preferred mechanism for providing senior executives long-term equity compensation. We believe that stock option plans, as generally constituted, all too often provide extraordinary pay for ordinary performance. In our opinion, performance and time-based restricted shares provide a better means to tie the levels of equity compensation to meaningful financial performance beyond stock price performance and to condition equity compensation on performance above that of peer companies.

Our proposal recognizes that the Compensation Committee is in the best position to determine appropriate performance measures and benchmarks. It is requested that detailed disclosure of the criteria be made so that shareholders may assess whether, in their opinion, the equity compensation system provides challenging targets for senior executives to meet. In addition, the restricted share program prohibits the receipt of dividends and the exercise of voting rights until shares vest.

We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity commensurate with their long-term contributions. We believe such a system best advances the long-term interests of our Company, its shareholders, employees and other important constituents. We urge shareholders to support this reform.

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board of Directors strongly supports the concept of executive compensation arrangements that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value creation goals. For the reasons described below, however, the Board of Directors believes that adopting a policy of utilizing restricted share programs in lieu of stock options would not be in the best interests of the Company and its shareholders. The Board of Directors therefore recommends that the shareholders vote AGAINST the Proposal.

The Board of Director’s Compensation Committee, which is currently composed of three independent directors, reviews, approves and oversees the Company’s executive compensation policies and practices. As described above in the Compensation Committee’s Report on Executive Compensation, the Compensation Committee has historically granted stock options to key employees to provide an incentive for superior performance leading to long-term increased shareowner value. The number of options granted to each executive is dependent upon the Company’s performance and the employee’s individual performance and promotability. Each option permits the employee, generally for a period of ten to fifteen years, to buy a share of Company stock at the price of the stock on the day the option is granted. Stock options granted to Company executives generally vest over a period of four to seven years.

The Board believes that the objectives of the Proposal, as particularly evidenced by the four mandatory features of the proposed restricted stock awards, are being achieved by the Company’s current executive compensation program: (1) stock options granted to Company executives are by definition performance-based, because the value of the options is directly linked to the price of the Company’s stock over time and thus reflects the fundamental performance of the Company; (2) all options granted to Company executives are time-vested. The options typically vest in equal annual installments over a four- to seven-year period; (3) neither unvested nor vested stock options held by Company executives under the current program carry any dividend or proxy voting rights; and (4) the Company has established a set of guidelines restricting executive stock sales. These guidelines restrict the percentage of an executive’s vested stock options or shares of stock that may be sold by the executive in any fiscal year. Compliance with these guidelines is monitored by the Compensation Committee, and exceptions are granted by the Committee only in extraordinary circumstances, such as when strict compliance with the guidelines would result in the expiration of vested and unexercised stock options.

Moreover, the Board believes that the Compensation Committee should have the ability to establish compensation policies in light of the competitive environment in which the Company must compete for executive talent. Limiting the Compensation Committee’s flexibility to design a compensation system that is competitive with those of other companies could place the Company at a competitive disadvantage in recruiting executives.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

ITEM FOUR

SHAREHOLDER PROPOSAL

The following shareholder proposal was submitted on behalf of the Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund (the “Proponent”). The Proponent claims to beneficially own 10,400 shares of the Company’s stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponents. To ensure that readers can easily distinguish between material provided by the Proponent and material provided by the Company, materials provided by the Proponent are shown in italics.

RESOLVED: The shareholders of Kohl’s Corporation (“Company”) urge the Board of Directors to amend the Company’s by laws, effective upon the expiration of current employment contracts, to require that an independent director-as defined by the rules of the New York Stock Exchange (“NYSE”)-be its Chairman of the Board of Directors.

SUPPORTING STATEMENT

The recent wave of corporate scandals at such companies as Enron, WorldCom and Tyco has resulted in renewed emphasis on the importance of independent directors. For example, both, the NYSE and the NASDAQ have adopted rules that would require corporations that wish to be traded on them to have a majority of independent directors.

Unfortunately, having a majority of independent directors alone is clearly not enough to prevent the type of scandals that have afflicted Enron, WorldCom and Tyco. All of these corporations had a majority of independent directors on their boards when the scandals occurred.

All of these corporations also had a Chairman of the Board who was also an insider, usually the Chief Executive Officer (“CEO”), or a former CEO, or some other officer. We believe, that no matter how many independent directors there are on a board, that board is less likely to protect shareholder interests by providing independent oversight of the officers if the Chairman of that board is also the CEO, former CEO or some other officer of the company.

We respectfully urge the board of our Company to dramatically change its corporate governance structure and the public’s perception of it by having an independent director, as defined by the NYSE, serve as it Chairman.

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board of Directors strongly endorses the view that one of its primary functions is to protect shareholders’ interests by providing independent oversight of management. The Board does not believe, however, that mandating a particular structure, such as requiring that the chairman be “independent” as defined by NYSE rules, is necessary to achieve effective oversight. The Board of Directors therefore recommends that the shareholders vote AGAINST the Proposal.

The Board of Directors has determined that nine of its thirteen members are “independent” under the rules of the NYSE. The Board is committed to strong principles of corporate governance. Over the past two years, we have implemented various practices and procedures to further strengthen the Company’s corporate governance. Among the more significant enhancements have been the adoption of new corporate governance guidelines, the formalization of regular meetings of the non-management directors, the establishment of the Governance and Nominating Committee, and the revision of the charters of all three of the Board of Director’s standing committees. The charters of these committees incorporate all of the requirements of the listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and related rules of the SEC. All three of these standing committees are comprised solely of “independent” directors and serve to represent and protect the best interests of the Company’s shareholders and also serve as an objective means of performing management oversight. By undertaking these initiatives, the Board has enhanced its independent oversight without compromising the benefit of having one person serve as Chairman and CEO (who, by definition cannot be “independent” under the NYSE’s rules).

Directors of the Company, including the Chairman, are bound by fiduciary obligations under state law to serve the best interests of the shareholders. Prohibiting directors that do not meet the NYSE’s “independence” requirements from serving as Chairman would not enhance any director’s ability to fulfill his or her fiduciary duties. The Chairman of the Board has no greater nor lesser vote on matters considered by the Board. The Company’s practice of having one individual perform the role of Chairman and CEO is consistent with current U.S. laws (including the Sarbanes-Oxley Act, SEC regulations and the NYSE’s corporate governance listing standards) and is in the best interests of shareholders. Moreover, this practice has served the Company and its shareholders well over the course of the Company’s history. Consistent with good corporate governance principles, the Board expects that its Governance and Nominating Committee will review the Board’s organization annually and recommend appropriate changes.

The Board of Directors believes that success is promoted by active directors and loyal and hard-working executives who act consistently with a strong set of corporate governance and ethical guidelines, rather than a particular Board structure. For the reasons described above, the Board believes that it is not appropriate to impose an absolute rule requiring its Chairman of the Board to meet the “independence” requirements of the NYSE. The Board of Directors will continue to monitor developments in corporate governance practices and apply practices which we believe best serve the interests of shareholders.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

OTHER MATTERS

Cost of Solicitation

The entire cost of preparing, assembling, printing and mailing the proxy material, and the cost of soliciting proxies relating to the meeting, will be borne by the Company. The Company has retained Georgeson Shareholder to assist with the solicitation of proxies for a fee not to exceed $6,500, plus reimbursement for out-of-pocket expenses. In addition, proxies may be solicited by officers, directors, and other regular employees of the Company by mail, telephone, facsimile or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

Shareholder Proposals

Proposals and director nominations that shareholders intend to present at the 2005 Annual Meeting of Shareholders must be received at the Company’s executive offices in Menomonee Falls, Wisconsin no later than January 28, 2005 in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Company), and must be received by November 30, 2004 for consideration for inclusion in the proxy material for that meeting.

Other Proposed Action

If any other matters properly come before the meeting, including any adjournment or adjournments thereof, proxies received in response to this solicitation will be voted upon such matters in the discretion of the person or persons named in the accompanying proxy.

Voting Procedures

Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated to serve as a Class III director, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors and AGAINST the adoption of the shareholder proposals. The votes of shareholders present in person or represented by proxy at the meeting will be tabulated by an inspector of elections appointed by the Company. The nominees for directors of the Company who receive the greatest number of votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote thereon will be elected directors of the Company. The other proposals will be approved if the affirmative votes exceed the votes cast against. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons do not have discretionary authority as to certain shares to vote on a particular matter) will be treated as present for purposes of determining a quorum. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the outcome of the voting.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2003 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE POSTED ON THE COMPANY’S WEBSITE AT www.kohls.com, AND ARE ALSO AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT N56 W17000 RIDGEWOOD DRIVE, MENOMONEE FALLS, WISCONSIN 53051. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THEM.

By Order of the Board of Directors

Richard D. Schepp,

Secretary

Menomonee Falls, Wisconsin

March 30, 2004

ANNEX A

KOHL’S CORPORATION

Charter of the Audit Committee of the Board of Directors

I.    Committee Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Kohl’s Corporation (the “Company”) to assist the Board in its oversight of: financial accounting and reporting practices of the Company; the quality and integrity of the Company’s financial statements; the qualifications and independence of the Company’s independent auditors; the performance of the Company’s independent auditors and the Company’s internal audit function; and the Company’s compliance with applicable legal, ethical and regulatory requirements. The Committee shall also prepare the report that the rules of the Securities and Exchange Commission require to be included in the Company’s annual proxy statement.

II.    Committee Composition and Meetings

(a)	Committee members shall be appointed by the Board, based on the recommendation of the Governance and Nominating Committee. Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine;

(b)	The Committee shall consist of the number of Directors fixed by the Board from time to time, but shall at all times consist of not less than three members of the Board;

(c)	Committee members shall meet the requirements with respect to independence and financial literacy requirements set forth in the rules of the New York Stock Exchange as such rules may be amended from time to time. At least one member of the Committee shall have accounting or related financial management experience, as the Board interprets such qualification in its business judgment. The Board may determine that one or more members of the Committee shall be an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission;

(d)	Except as otherwise determined by the Board of Directors, no member of the Committee will simultaneously serve on the audit committees of more than two other public companies;

(e)	The Governance and Nominating Committee, in consultation with the Chairman of the Board, shall select a Chair. If a Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership, or those members present, as the case may be;

(f)	The Committee shall meet at least four times annually, or more frequently as circumstances dictate;

(g)	The Committee Chair shall prepare and/or approve an agenda in advance of each meeting;

(h)	The Chair may invite members of management or other Board members, as appropriate, to attend Committee meetings; and

(i)	The Committee Chair shall periodically report on the activities, findings, conclusions and recommendations of the Committee to the Board, including any material issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the company’s independent auditors, and the performance of the internal audit function. Minutes of all Committee meetings shall be distributed to all directors for their information.

III.    Authority

The Committee may delegate to its Chair such power and authority as the Committee deems to be appropriate, except such powers and authorities required by law to be exercised by the whole Committee or by a subcommittee, which the Committee has the authority to form and delegate to, consisting of one or more Committee members, when appropriate.

In the course of fulfilling its duties, the Committee has authority to retain its own independent legal, accounting and other advisors in its sole discretion, including sole authority to approve the fees and other retention terms of any advisor and to terminate such advisor.

IV.    Responsibilities And Duties

The Committee’s responsibilities and duties shall include the following:

(a) Independent Auditors

The Committee shall have the ultimate authority and responsibility to select, retain, evaluate and, where appropriate, replace the independent auditors and to submit the selection of independent auditors for ratification by the shareholders in any proxy statement; provided that the Committee may consult with the Company’s senior management regarding these matters. With respect to the independent auditors, the Committee shall have the following additional specific responsibilities:

1.	Approve all of the terms of engagement of the independent auditors, including the audit services within the scope of the engagement, and the fees to be paid to the independent auditors and review the appointment of and fee arrangements with any other external auditors employed for other specific audit purposes;

2.	At least annually, obtain and review a report by the independent auditors describing: (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and (c) any steps taken by the independent auditors to address any issues described in subparagraph (2);

3.	Receive the written disclosures and confirmation from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented from time to time, discuss with the independent auditors the independent auditors’ independence, including actively engaging in a dialog with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence;

4.	Periodically evaluate the independent auditors’ qualifications, performance and independence and the experience and qualifications of the senior individuals assigned by the independent auditors to the Company’s account, including the lead partner. This evaluation shall be based on a review of the report and the statement referred to above, as well as other factors deemed appropriate by the Committee. The evaluation shall also take into account the opinion of the Company’s management and internal audit personnel. The Committee shall present the conclusions with respect to this evaluation to the full Board;

5.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, and periodically consider whether the Company should regularly rotate its independent auditors; and

6.	Initially establish and periodically review hiring policies for employees and former employees of the independent auditors, and periodically review a list of employees and former employees of the independent auditors hired by the Company and the positions for which they were hired.

(b) Review of Quarterly and Annual Financial Statements.

1.	Review each year the planned scope of the examination of the Company’s financial statements by the independent auditors;

2.	Review with management and the independent auditors the quarterly financial statements to be included in each of the Company’s Quarterly Reports on Form 10-Q and upon completion of their audit, the annual financial statements to be included in the Company’s Annual Report on Form 10-K, past audit adjustments (as relevant), the quality of the Company’s reported earnings and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

3.	Review any disclosures made to the Committee by the Company’s chief executive officer and chief financial officer regarding any significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, material weaknesses in the Company’s internal controls and any fraud involving management or other employees who have a significant role in the Company’s internal controls;

4.	Review and discuss with the independent auditors and management (a) the development, selection, application and disclosure of all critical accounting policies and practices used in the audited financial statements, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, (c) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences and (d) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements;

5.	Discuss with the independent auditors the matters required to be discussed by SAS 61 as may be modified or supplemented from time to time;

6.	Based on the review and discussions referred to in Sections A.3, B.2 and B.5, make a recommendation to the Board of Directors regarding inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K filed each year;

7.	Review any recommendations of the independent auditors resulting from the audit and monitor management’s response in an effort to ensure that appropriate actions are taken; and

8.	Review with the independent auditors any matter of significant disagreement between management and the independent auditors and any other problems or difficulties encountered during the course of the audit and management’s response to such disagreements, problems or difficulties. As part of this review, the Committee shall discuss with the independent auditors (a) any difficulties relating to any restrictions on the scope of the independent auditors’ activities and (b) any difficulties relating to restrictions on the independent auditors’ access to requested information. The Committee may also discuss with the independent auditors (a) any accounting adjustments that were noted or proposed by the independent auditors but that were “passed” by management as immaterial or otherwise, (b) any communications between the individuals assigned by the independent auditors to the Company’s account and the independent auditors’ national office relating to auditing or accounting issues presented by the engagement, (c) any management letter or internal control letter of a material nature issued or proposed to be issued by the independent auditors to the Company and the Company’s response to any such letter, and (d) the responsibilities, budget and staffing of the Company’s internal audit function.

(c) Non-Audit Services

Oversee the implementation of and compliance with the Company’s policy regarding non-audit services, including (a) ensuring that the Company’s chief financial officer submits on a periodic basis to the Committee a reasonably detailed report on the non-audit services provided to the Company by the independent auditors during the period to which the report relates and certifies that no prohibited services were provided to the Company by the independent auditors during such period, (b) reviewing and pre-approving or disapproving non-audit services requiring the Committee’s approval under the policy, and (c) reviewing and assessing the adequacy of the policy on at least an annual basis.

(d) Internal Audit and Accounting

1.	Monitor the staffing and competency of the individuals responsible for performing the Company’s internal audit function and significant changes in the duties and responsibilities of these individuals;

2.	Review the activities and audit plans of the individuals performing the internal audit function for the Company;

3.	Meet privately periodically with key individuals responsible for performing the Company’s internal audit function to review the adequacy of the Company’s internal controls, accounting policies and procedures, the internal audit function, and particular concerns of the Committee or these individuals;

4.	Meet privately periodically (but at least annually) with the independent auditors to review the adequacy of the Company’s internal controls, accounting policies and procedures, the internal audit function (including responsibilities, budget and staffing), special audit steps adopted in light of material control deficiencies and particular concerns of the Committee or the independent auditors;

5.	Meet privately periodically (but at least annually) with management to review the adequacy of the Company’s internal controls, accounting policies and procedures, the internal audit function, and particular concerns of the Committee or management; and.

6.	Review with management the status of tax returns and tax audits.

(e) Risk Assessment and Risk Management

1.	Periodically discuss with management the guidelines and policies that govern the process by which the Company assesses and manages risk; and

2.	Periodically discuss with management the Company’s major financial risk exposures and the steps that management has taken to assess, monitor and control such exposures.

(f) Business Conduct and Ethics

Monitor Company associates’ compliance with “Kohl’s Ethical Standards and Responsibilities” and related policies.

(g) Special Investigations

1.	Direct any special investigations concerning matters relating to the Company’s financial statements, internal controls, compliance with applicable laws or business ethics; and

2.	Initially establish and periodically review procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(h) Other

1.	Monitor and review related party transactions;

2.	When and as required under the rules of the Securities and Exchange Commission, provide an Audit Committee Report to be included in the Company’s annual proxy statement;

3.	Periodically discuss with management the types of information to be disclosed in the Company’s earnings releases, including the use of non-GAAP financial measures, and the manner in which this information will be presented;

4.	Discuss with management and the independent auditors the quarterly and annual reported earnings of the Company prior to the release of this information to the public and discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Chair of the Committee may represent the entire Committee for the purposes of these discussions and reviews;

5.	Periodically discuss with management the types of financial information and earnings guidance to be disclosed to analysts and rating agencies, and the manner in which this information will be presented;

6.	Monitor any litigation involving the Company which may have a material financial impact on the Company or relate to matters entrusted to the Committee; and

7.	The Committee shall be available at all times to receive reports, suggestions, questions or recommendations relating to the matters for which it has responsibility from the independent auditors, the individuals responsible for the Company’s internal audit function, or other management personnel.

V.    Annual Evaluation

(a)	The Committee will evaluate its performance on an annual basis; and

(b)	The Committee will review and assess the adequacy of this Charter on at least an annual basis.

ADMISSION TICKET

Annual Meeting of Shareholders

of

KOHL’S CORPORATION

WEDNESDAY, APRIL 28, 2004

10:30 a.m.

Midwest Airlines Center

400 West Wisconsin Avenue

Milwaukee, Wisconsin 53203

This ticket admits only the named shareholder. Please bring this admission ticket and a proper form of identification with you if attending the meeting.

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the Annual Meeting, please promptly vote by telephone, through the internet or by completing and returning the attached proxy card. Voting early will not prevent you from voting in person at the Annual Meeting if you wish to do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

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KOHL’S CORPORATION

PROXY

Annual Meeting of Shareholders April 28, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard D. Schepp and Arlene Meier and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, and in their discretion on all other matters as may properly come before the meeting, any or all of the shares of Common Stock of KOHL’S CORPORATION, held of record by the undersigned on March 3, 2004, at the Annual Meeting of Shareholders of Kohl’s Corporation to be held April 28, 2004, or at any adjournment thereof.

The Board of Directors recommends a vote FOR Proposal NOS. 1 and 2 and AGAINST Proposal NOS. 3 and 4. This Proxy, when properly executed, will be voted as specified on the reverse side. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2 AND AGAINST PROPOSAL NOS. 3 and 4 IF NO SPECIFICATION IS MADE.

(Continued, and to be dated and signed on the reverse side.)

I agree to access future proxy statements and annual reports over the Internet.	☐	KOHL’S CORPORATION

Please check here if you plan to attend the annual meeting.	☐	P.O. BOX 11011

To include any comments, please mark this box, and use reverse side.	☐	NEW YORK, N.Y. 10203-0011

KOHL’S	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL
https://www.proxyvotenow.com/kss • Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• 1-866-257-2282 (Toll Free) • Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy card.

__________________________________

__________________________________

1-866-257-2282

CALL TOLL-FREE TO VOTE

☐

êDETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNETê

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Mark, Sign, Date and Return	☒
the Proxy Card Promptly Using the Enclosed Envelope.	Votes must be indicated (x) in Black or Blue ink.

1. Election of directors of the Company for a term of office expiring in 2007.							The Board of Directors opposes proposals 3 and 4.
								FOR	AGAINST	ABSTAIN
FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

3. Shareholder proposal requesting that the Board of

    Directors Compensation Committee, in developing

    future executive equity compensation plans, utilize

    performance and time-based restricted share

    programs in lieu of stock options.

								☐	☐	☐

Nominees: 01 - Wayne Embry, 02 - John F. Herma, 03 - R. Lawrence Montgomery, and 04 - Frank V. Sica

4. Shareholder proposal requesting the Board of

    Directors to amend the Company’s By-Laws to

    require that an independent director, as defined by

    the rules of the New York Stock Exchange, be its

    Chairman of the Board of Directors.

								☐	☐	☐

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the following blank line.)

Exceptions _________________________________

5. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.
				FOR	AGAINST	ABSTAIN
2. Ratify appointment of Ernst & Young LLP as independent auditors.				☐	☐	☐	To change your address, please mark this box and correct at left.			☐

S C A N L I N E

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign name by authorized person.

Date Share Owner sign here	Co-Owner sign here